UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2010

SYMMETRY MEDICAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582
(Address of Principal executive offices, including Zip Code)

(574) 268-2252
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

As reported in the Company’s May 11, 2010 Form 10-Q, the employment of John Hynes, the Company’s Chief Operating Officer of European Operations, ended.  On June 9, 2010 the Company entered into a global settlement agreement with Mr. Hynes under which it agreed to pay Mr. Hynes £760 in statutory payments, £24,000 in a termination payment and up to £1,000 plus VAT for his legal counselors’ fees for a complete waiver and compromise of any statutory or common law claims he might have asserted against the Company.

A copy of Mr. Hynes’ Compromise Agreement is attached hereto as Exhibit 99.1

The Company recognized that there was a gap in the vesting events for restricted stock granted to Brian Moore, the Company’s President and Chief Executive Officer, in several prior years, including the most recent grant.  Under several of his restricted stock agreements Mr. Moore would lose all unvested shares upon any of a number of types of amicable separations from the Company, a circumstance that would thwart the purpose of the restricted stock, which is to encourage the recipient’s best efforts at all times.  The Company rectified that gap by entering into a Second Amendment to Employment Agreement with Mr. Moore on June 11, 2010 (the “Agreement”).  The  Agreement resolves the vesting gap issue by providing that Mr. Moore’s unvested restricted stock will vest upon his separation from the company under any of several enumerated events.

A copy of Mr. Moore’s Second Amendment to Employment Agreement is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Compromise Agreement with Mr. Hynes
99.2	Second Amendment to Employment Agreement with Mr. Moore

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: June 15, 2010	Name: Fred L. Hite
Title: Chief Financial Officer